Putnam Michigan Tax Exempt Income Fund, 5/31/16, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  1,783
Class B	  26
Class C	  51
Class M	  12

72DD2 (000s omitted)

Class Y	  296

73A1

Class A	  0.280625
Class B	  0.222612
Class C	  0.208415
Class M	  0.254941

73A2

Class Y	  0.301263

73C

Class A   .000607
Class B   .000482
Class C   .000451
Class M   .000552
Class Y   .000652

74U1	(000s omitted)

Class A	  6,634
Class B	  99
Class C	  361
Class M	  42

74U2	(000s omitted)

Class Y	  1,166

74V1

Class A	  9.30
Class B	  9.29
Class C	  9.31
Class M	  9.30

74V2

Class Y	  9.32


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.